EXHIBIT 99.1

Red Rock Resorts Announces Full Year and Fourth Quarter 2016 Results

LAS VEGAS, March 07, 2017 (GLOBE NEWSWIRE) -- Red Rock Resorts, Inc. ("Red Rock Resorts" "we" or the "Company") (NASDAQ:RRR) today announced financial results for the full year and quarter ended December 31, 2016.

 2016 Significant Highlights:

  Successfully completed an initial public offering of 29.5 million Class A shares generating net proceeds of $541 million.
  Completed a $2.4 billion refinancing of Station Casinos’ credit facility, which provided increased borrowing capacity, additional financial flexibility and reduced borrowing costs.
  Acquired the Palms Casino Resort for $316 million, a property that provides key strategic benefits in the Las Vegas locals market and close proximity to the Las Vegas Strip.
  Commenced construction on a $115 million expansion and upgrade at Palace Station.
  Completed Phase I of the IGT slot system upgrade across our 20,000 citywide slot machines, with the entire upgrade expected to be completed by the fourth quarter of 2017.
  Launched the “My Rewards” enhancement to our award-winning Boarding Pass guest loyalty program, which allows guests to earn points for spend on both non-gaming and gaming amenities.

Full Year 2016 Financial Highlights:

  Consolidated net revenues increased 7.4% to $1.45 billion as compared to $1.35 billion in the prior year, the sixth consecutive year of net revenue growth.
  Consolidated net income increased 8.7% to $155.8 million as compared to $143.3 million in the prior year.
  Consolidated Adjusted EBITDA increased 7.3% to $484.4 million as compared to $451.4 million in the prior year. This represents the sixth consecutive year of Adjusted EBITDA growth.

“2016 was a transformational year for Red Rock Resorts, as we successfully re-entered the public markets, completed a refinancing of our credit facility, acquired the Palms Casino Resort and embarked upon a number of operational and capital initiatives to position our business for future growth,” said Marc J. Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We are also pleased that we were able to generate our highest annual Adjusted EBITDA since 2007,” said Falcone.

Las Vegas Operations Segment

Net revenues from Las Vegas operations, including the Palms, for the fourth quarter increased $42.0 million or 13.0% to $363.6 million from $321.6 million in the prior year period.   Adjusted EBITDA, including the Palms, decreased $4.3 million or 3.9% to $105.7 million from $110.0 million in the prior year period.  Adjusted EBITDA margin, including the Palms, decreased 510 basis points to 29.1% in the fourth quarter of 2016.

Several factors adversely impacted the fourth quarter results, including unusually low sports hold, construction disruption at Palace Station, transition costs associated with the takeover of the Palms Casino Resort, expenses relating to enhanced food and beverage offerings and service levels and an unfavorable holiday calendar.

For the full year 2016, net revenues from Las Vegas operations, including the Palms, increased $78.0 million or 6.2% to $1.34 billion from $1.26 billion in the prior year.   Adjusted EBITDA increased $13.4 million or 3.3% to $423.7 million from $410.3 million and Adjusted EBITDA margin decreased 90 basis points to 31.7%, respectively from the prior year.

“Despite the negative impact of certain factors in the fourth quarter, the overall core fundamentals of the operating business remain very solid. Same-store gaming revenues, excluding sports, were up 2.2% and non-gaming revenues were up 3.1%, driven by hotel and food and beverage performance.  Moreover, the continued strength of the Las Vegas economy, combined with our ongoing strategic initiatives, position us well going forward to drive additional topline growth and generate free cash flow,” added Falcone.

Native American Segment

The Company’s Native American segment produced Adjusted EBITDA of $25.1 million for the fourth quarter, which was up $3.8 million or 17.9% from $21.3 million in the prior year period, driven by strong performance at Graton Resort & Casino.

For the full year 2016, the Company’s Native American segment produced Adjusted EBITDA of $87.3 million, which was up $20.6 million or 31.0% from $66.6 million in the prior year, as Native American operations continued to produce very solid financial results.

Graton Resort & Casino opened its $185 million expansion as planned on November 15, 2016 and Gun Lake Casino’s $85 million casino expansion is expected to open in the summer of 2017.

Corporate and Other

Fourth quarter corporate and other increased by $0.5 million or 10.0% to $6.1 million as compared to the prior year period.

For the full year 2016, corporate and other increased by $1.0 million or 3.9% to $26.5 million as compared to $25.5 million for the prior year.

Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDA is further defined under the heading “Presentation of Financial Information” and a reconciliation of net income to Adjusted EBITDA is included in the financial information attached hereto.

Balance Sheet Highlights

As of December 31, 2016, the Company’s cash balance was $133.8 million, and the principal balance of outstanding debt was $2.48 billion. At December 31, 2016, the Company’s $685 million revolving credit facility had an outstanding balance of $120.0 million, which included borrowings associated with the purchase of the Palms.  As of December 31, 2016, debt (net of excess cash) to Adjusted EBITDA ratio was 4.8 times and interest coverage was at 4.6 times, proforma for the acquisition of the Palms.

Subsequent Events

On January 30, 2017, the Company entered into an amendment to its Credit Agreement which, (a) increased the Term Loan B by $125.0 million and (b) reduced the applicable borrowing margin by 50 basis points which will decrease annual interest expense by approximately $7.5 million.  The proceeds were used to repay the outstanding borrowings under its revolving credit facility.

On March 1, 2017, the Company announced that its Board of Directors declared a cash dividend of $0.10 per Class A common share for the first quarter.  The dividend will be payable on March 31, 2017 to all stockholders of record as of the close of business on March 15, 2017.  Prior to the payment of such dividend, Station Holdco LLC (“Station Holdco”) will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.6 million, approximately $6.6 million of which is expected to be distributed to the Company and approximately $5.0 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

On March 3, 2017, the Company entered into a modification agreement regarding its $115.9 million non-recourse land loan.  Under the terms of the modification agreement, the Company paid $61.8 million to retire $72.6 million of the outstanding principal under the loan.  In addition, warrants to purchase 60% of the interests in the entities supporting the debt were cancelled by the lenders.

Conference Call Information

The Company will host a conference call today at 1:30 p.m. Pacific Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 793-4361 or (615) 247-0185 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from today through March 14, 2017 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational items. Adjusted EBITDA includes net income plus preopening, depreciation and amortization, share-based compensation, a donation to UNLV, asset impairment, write-downs and other charges, net, interest expense, net, loss on extinguishment/modification of debt, change in fair value of derivative instruments and benefit (provision) for income tax, and excludes Adjusted EBITDA attributable to the noncontrolling interests of MPM and discontinued operations.

Company Information and Forward Looking Statements

Red Rock Resorts manages and owns a majority indirect equity interest in Station Casinos. Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the Company’s ability to successfully integrate the Palms with our existing properties or realize expected synergies; the strength and sustainability of the recovery from the recent economic downturn, and the effects of the economy generally, and in particular in Nevada, on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; the risk that we will not be able refinance our outstanding indebtedness or obtain necessary capital to finance any development or investment projects that we may decide to undertake in the future; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; the impact of general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, on our business and results of operations; the impact of volatility in the capital markets; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

Red Rock Resorts, Inc.
Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating revenues:
Casino	$254,841	$238,556	$960,992	$922,154
Food and beverage	74,040	63,670	270,619	251,235
Room	43,303	30,577	142,858	122,888
Other	21,858	16,803	74,208	69,728
Management fees	29,714	25,156	111,520	88,859
Gross revenues	423,756	374,762	1,560,197	1,454,864
Promotional allowances	(29,202)	(26,811)	(107,770)	(102,729)
Net revenues	394,554	347,951	1,452,427	1,352,135

Operating costs and expenses:
Casino	102,066	90,240	368,561	347,509
Food and beverage	53,264	41,525	185,177	162,722
Room	18,649	11,797	54,963	46,559
Other	8,150	5,917	26,588	25,454
Selling, general and administrative	87,713	73,916	325,694	327,857
Preopening	-	44	731	1,165
Depreciation and amortization	42,565	33,969	156,668	137,865
Asset impairment	-	4,200	-	6,301
Write-downs and other charges, net	9,886	2,068	24,599	9,514
	322,293	263,676	1,142,981	1,064,946

Operating income	72,261	84,275	309,446	287,189
Earnings (losses) from joint ventures	527	(261)	1,913	809
Operating income and earnings (losses) from joint ventures	72,788	84,014	311,359	287,998

Other (expense) income:
Interest expense, net	(35,768)	(35,459)	(140,189)	(144,489)
Loss on extinguishment/modification of debt	-	-	(7,270)	(90)
Change in fair value of derivative instruments	-	3	87	(1)
	(35,768)	(35,456)	(147,372)	(144,580)
Income before income tax	37,020	48,558	163,987	143,418
Benefit (provision) for income tax	4,080	-	(8,212)	-
Income from continuing operations	41,100	48,558	155,775	143,418
Discontinued operations	-	5	-	(166)
Net income	41,100	48,563	155,775	143,252
Less net income (loss) attributable to noncontrolling interests	20,697	(136)	63,808	5,594
Net income attributable to Red Rock Resorts, Inc.	$20,403	$48,699	$91,967	$137,658

Earnings per common share:
Net earnings per share of Class A common stock, basic and diluted	$0.37	$0.54	$1.03	$1.53

Weighted average common shares outstanding:
Basic	55,198	9,888	34,141	9,888
Diluted	55,340	9,888	34,285	9,888

Dividends declared per common share	$0.10	$-	$0.20	$-

Red Rock Resorts, Inc.
Segment Information and
Reconciliation of Net Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Revenues
Las Vegas operations	$363,590	$321,622	$1,336,177	$1,258,207
Native American management	29,558	24,989	110,962	88,277
Reportable segment net revenues	393,148	346,611	1,447,139	1,346,484
Corporate and other	1,406	1,340	5,288	5,651
Net revenues	$394,554	$347,951	$1,452,427	$1,352,135

Net income	$41,100	$48,563	$155,775	$143,252
Adjustments:
Preopening	-	44	731	1,165
Depreciation and amortization	42,565	33,969	156,668	137,865
Share-based compensation	1,179	2,629	6,893	19,726
Donation to UNLV	-	-	-	2,500
Asset impairment	-	4,200	-	6,301
Write-downs and other charges, net	9,886	2,068	24,599	9,514
Other	-	537	(1,133)	537
Interest expense, net	35,768	35,459	140,189	144,489
Loss on extinguishment/modification of debt	-	-	7,270	90
Change in fair value of derivative instruments	-	(3)	(87)	1
Adjusted EBITDA attributable to MPM noncontrolling interest	(1,628)	(1,633)	(14,675)	(14,192)
(Benefit) provision for income tax	(4,080)	-	8,212	-
Discontinued operations	-	(5)	-	166
Adjusted EBITDA	$124,790	$125,828	$484,442	$451,414

Adjusted EBITDA
Las Vegas operations	$105,733	$110,040	$423,692	$410,301
Native American management	25,107	21,290	87,259	66,622
Reportable segment Adjusted EBITDA	130,840	131,330	510,951	476,923
Corporate and other	(6,050)	(5,502)	(26,509)	(25,509)
Adjusted EBITDA	$124,790	$125,828	$484,442	$451,414

CONTACT:

Red Rock Resorts
Daniel Foley
Vice President, Finance & Investor Relations
(702) 495-3683
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248